Exhibit 10.4

Employment Agreement between People’s Community Bank of South Carolina and Milon C. Smith dated October 25, 2004.

Exhibit 10.4

STATE OF SOUTH CAROLINACOUNTY
OF AIKEN

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of 25th day of October, 2004 (the “Effective Date”), by and between PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA (“PCB”) and MILON C. SMITH (“Employee”).

W I T N E S S E T H:

        WHEREAS, Employee currently is employed as Executive Vice President of PCB, and in such position has provided leadership and guidance in the growth and development of PCB’s business; and,

        WHEREAS, PCB previously has entered into an Agreement and Plan of Reorganization and Merger with First Citizens Bank and Trust Company, Inc. (“FCB”), under which PCB will be merged into FCB (the “Merger”) and its operations will be combined with those of FCB; and,

        WHEREAS, Employee’s experience and knowledge of PCB’s systems and operations is of continuing benefit to PCB before the Merger and will be of benefit to FCB following the Merger in its succession to and continuation of PCB’s business and the conversion of PCB’s data processing to FCB’s systems; and, for that reason, and for its own benefit as well as for the benefit of FCB following the Merger, PCB desires to retain Employee’s services as an employee of PCB and, following the Merger, of FCB for the Term of Employment specified below; and,

        WHEREAS, Employee desires to remain as an employee of PCB and, if the Merger is completed, as an employee of FCB following the Merger, and Employee desires to accept PCB’s offer of employment on the basis described herein; and,

        WHEREAS, PCB and Employee desire to set forth the terms and conditions of Employee’s employment with PCB and FCB in a written agreement and, for that purpose, PCB and Employee have agreed to enter into this Agreement with the intent that this Agreement be binding on and inure to the benefit of PCB as well as its successors in interest, including FCB following the Merger; and,

        WHEREAS, PCB and Employee have agreed that if the Merger does not become effective on or before the date specified herein, then this Agreement shall terminate and be of no further force and effect.

        NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, PCB and Employee hereby agree as follows:

    1.        “Employer.” As used throughout the remainder of this Agreement, and except as otherwise indicated by the context, the term “Employer” is intended to refer to PCB and, following the Merger, to FCB which, by virtue of and at the effective time of the Merger (the “Merger Date”), shall assume PCB’s obligations and succeed to its rights and interests hereunder.

    2.        Employment. Employer agrees to employ Employee, and Employee accepts employment with Employer, upon the terms and conditions stated herein. As an employee of Employer, Employee will (i) serve in such position or positions as shall be specified from time to time by Employer, (ii) provide such assistance and advice to Employer as it may request from time to time regarding matters involving the operations and affairs of PCB prior to the Merger and other tasks relating to the transition of control over such operations to FCB and the conversion of PCB’s operations to FCB and to FCB’s data processing systems, (iii) promote Employer and its business and engage in business development activities on Employer’s behalf, and (iv) have such other duties and responsibilities, and render to Employer such other management services, as are customary for persons employed in Employee’s position and/or as shall be assigned to Employee from time to time by Employer.

    3.        Term. Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or Employer to terminate Employee’s employment at any time as provided herein, the term of Employee’s employment with Employer under this Agreement (the “Term of Employment”) shall be for a period commencing on the Effective Date and, except as otherwise described below, terminating on the “Expiration Date” which, for purposes of this Agreement, shall be the close of business on the first anniversary date of the Merger Date. If Employee continues to serve as an employee of Employer following the Expiration Date, such employment shall be on an “at will” basis. Notwithstanding anything contained herein to the contrary, this Agreement and the Term of Employment will terminate on the “Termination Date” specified in Paragraph 7(a) if the Merger has not become effective on or before that date.

    4.       Cash Compensation, Bonus and Expense Reimbursement.

            (a)     Base Salary. For all services rendered by Employee under this Agreement, during the Term of Employment Employer shall pay Employee base salary at an annual rate of Ninety-Eight Thousand AND NO/100s DOLLARS ($98,000) (“Base Salary”). Base Salary shall be payable not less frequently than monthly in accordance with Employer’s payroll policies and procedures.

           (b)    Bonus. If Employee continues to serve as a full-time employee of Employer on the date (the “Payment Date”) that is the earlier of the close of business on the Expiration Date or the date that is 30 days following the date on which data processing with respect to PCB’s loan, deposit, teller operations, automated teller machine and general ledger functions all are transferred and converted from the data processing systems on which PCB’s work currently is processed to the systems operated by First-Citizens Bank & Trust Company, Raleigh, North Carolina, on which FCB’s work is processed, then, at that time, Employer shall pay a cash bonus to Employee in a amount equal to Employee’s Base Salary for a period of six months calculated at Employee’s annual Base Salary rate in effect on the Merger Date, plus interest on that amount, payable in arrears and calculated from the Merger Date to the Payment Date (or, if earlier, to the actual date of payment), at an annual rate equal to the constant maturity treasury rate, as published by the United States Department of the Treasury on the Merger Date, for U.S. Treasury securities having a remaining maturity of twelve months (the “Cash Bonus”). Except in the case of a termination of Employee’s employment as a result of Employee’s death as described in Paragraph 7(c) below or “without cause” as described in Paragraph 7(d) below, Employee shall have no right to receive the Cash Bonus if Employee’s employment is terminated, voluntarily or involuntarily, for any reason prior to the Payment Date. Likewise, Employee shall have no right to receive the Cash Bonus if this Agreement terminates in the manner described in Paragraph 7(a) below. For purposes of determining the Payment Date, if, instead of the transfer and conversion of data processing with respect to all the functions described above occuring at the same time, the conversion to FCB’s systems as to any one or more of those systems occurs at different times, then the above 30-day period shall be measured from the date of transfer and conversion to FCB’s systems of data processing with respect to the last of those functions to be converted.

    5.        Employee Benefit Plans; Income Taxes.

           (a)     Benefit Plans. During the Term of Employment, Employee shall be eligible to participate in any and all employee benefit programs maintained by or for Employer that are generally available to and which cover all Employer’s employees, subject to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Employee’s participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of Employer’s Board of Directors establishing such programs and plans, and Employer’s normal practices and established policies regarding such plans and programs.

        Employee acknowledges that the terms and provisions of Employer’s employee benefit plans and programs from time to time may be determined only by reading the actual plan documents under which Employer or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that Employer reserves the right to modify or terminate each plan or program and any benefits provided thereunder.

           (b)     Taxes; Withholding. All cash or other compensation payable or provided to Employee under this Agreement shall be subject to any and all applicable withholding, Social Security, employment, income and such other taxes, deductions or assessments as are required by law or customary for Employer’s employees. Employee shall be solely responsible for any income and other taxes owed on account of Employee’s receipt from Employer of all compensation and benefits under this Agreement and, to the extent that Employer reasonably believes itself obligated to do so, Employer may withhold any such taxes from any cash compensation payable to Employee. If the amount of any such taxes that Employer believes itself required to withhold and transmit to any governmental or taxing authority exceeds the amount of any payments then due and payable to Employee and from which such withholding may be made, then Employer may require that Employee pay to it the full amount of any such taxes then due and, if Employee shall fail to make such payment, Employer may itself advance and pay the amount of those taxes and recover any such payments by offset against future payments due under this Agreement.

    6.        Standards of Performance and Conduct. During the Term of Employment, Employee faithfully and diligently shall discharge Employee’s obligations under this Agreement, perform the duties associated with Employee’s positions with Employer in a manner which is reasonably competent and satisfactory to Employer and in accordance with any performance standards established from time to time by Employer, and make a reasonable effort in good faith to comply with and implement Employer’s policies and procedures in effect and as established from time to time by Employer.

        In the execution of Employee’s employment duties under this Agreement, Employee shall, at all times and in all material respects, comply with any codes or standards of conduct or ethics policies applicable to Employee and/or Employer’s employees in general, as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder, which are applicable to Employer and its employees, business, and operations.

        Employee shall devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted).

    7.        Termination and Termination Pay.

           (a)      Automatic Termination. In the event that the Merger does not become effective on or before September 30, 2005 (the “Termination Date”), then, without action on the part of Employer or Employee, the Term of Employment and this Agreement automatically shall terminate and this Agreement shall be of no further force or effect. Upon any such termination, Employee shall have no further rights, and Employer shall have no further obligations, under this Agreement; provided, that Employee will be entitled to receive earned but unpaid Base Salary due under this Agreement through the date of such termination and any unreimbursed expenses to which Employee is entitled to reimbursement under Employer’s policies and procedures.

           (b)        By Employee. The Term of Employment and Employee’s employment under this Agreement may be terminated at any time by Employee upon 60 days’ written notice to Employer. Upon such termination, Employee shall be entitled to receive Base Salary earned under this Agreement through the effective date of such termination and, thereafter, Employee shall have no further rights and Employer shall have no further obligations hereunder.

          (c)        Death or Retirement. The Term of Employment and Employee’s employment under this Agreement automatically shall be terminated upon Employee’s death during the Term of Employment or upon the effective date of Employee’s “Retirement.” Upon any such termination, Employee (or, in the case of Employee’s death, Employee’s estate) shall be entitled to receive any Base Salary Employee shall have earned prior to the date of termination but which remains unpaid. Additionally, in the case of such a termination as a result of Employee’s death occurring after the Merger Date and prior to the Payment Date, then, within 30 days following Employee’s death, Employer will pay the Cash Bonus to such individual or individuals as Employee shall have designated in writing as his beneficiary(ies) as provided in Paragraph 8 below or, in the absence of such designation, to Employee’s estate, as applicable. As used in this Agreement, the term “Retirement” shall mean a termination of Employee’s employment with Employer which is treated as a “retirement” under the terms of any of Employer’s retirement plans, or such other termination of Employee’s employment as Employer and Employee shall agree in writing to treat as “Retirement” for purposes of this Agreement.

          (d)        By Employer. Employer may terminate the Term of Employment and Employee’s employment under this Agreement at any time and for any reason satisfactory to Employer, and whether or not for “Cause” as defined below.

                     Upon any such termination of Employee’s employment by Employer for Cause, Employee shall have no further rights, and Employer shall have no further obligations, under this Agreement (including any right to receive the Cash Bonus or any compensation or other benefits for any period after such termination); provided, that Employee will be entitled to receive earned but unpaid Base Salary due under this Agreement through the date of such termination and any unreimbursed expenses to which Employee is entitled to reimbursement under Employer’s policies and procedures.

                     Upon any such termination by Employer under this Paragraph 7(d) without Cause, Employer shall be obligated to (i) pay Base Salary to Employee at Employee’s then current Base Salary rate for the then current unexpired Term of Employment hereunder (which payments shall be made on the same schedule as Employee’s Base Salary was paid by Employer during the Term of Employment), (ii) pay the Cash Bonus to Employee at the time Employer pays the final payment of Base Salary, and, (iii) if Employee chooses to exercise Employee’s rights to purchase continued health insurance coverage under Employer’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer shall reimburse Employee for the cost of such continued insurance coverage for the maximum period during which such coverage is available to Employee under COBRA, but not longer than the unexpired Term of Employment hereunder, and shall have no further obligations hereunder.

                     Notwithstanding any provision in this Agreement to the contrary, before Employer may terminate Employee’s employment for a Cause described in Paragraph 7(d)(i)(A) below, Employer first shall give Employee ten (10) days written notice of the facts or circumstances constituting such Cause for termination, and, if during such period Employee shall cure such Cause to the reasonable satisfaction of Employer, then Employee’s employment shall continue; provided however that, in the event of any reoccurrence or further occurrence of the same Cause, Employer shall have no obligation to give Employee any further or additional notice or opportunity to cure prior to the termination of

Employee’s employment. Except as specifically described above, no such notice or opportunity to cure shall be required in the case of termination of Employee’s employment for any Cause.

                        For purposes of this Paragraph 7(d), Employer shall have “Cause” to terminate

Employee’s employment upon:

                        (i)        A determination by Employer, in good faith, that (A) Employee has breached in any material respect any of the terms or conditions of this Agreement, or has failed in any material respect to perform or discharge Employee’s duties or responsibilities of employment in the manner provided herein, or that (B) Employee has violated any provision of the Code of Conduct, or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of Employer or its parent or other affiliated companies, or which has had or likely will have an adverse effect on Employer’s or its parent’s or other affiliates’ business or reputation;

                        (ii)        The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order, or statement of policy promulgated by any governmental agency or authority having jurisdiction over Employer or its parent or affiliated companies, or the operations of any of their respective departments or divisions, including but not limited to the South Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the South Carolina Board of Financial Institutions, the Federal Reserve Board, the Securities and Exchange Commission, or any other state or federal regulator (a “Regulatory Authority”), that results from Employee’s negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement;

                        (iii)        The commission in the course of Employee’s employment with Employer of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction), or the willful making in the course of Employee’s employment with Employer of any false statement or representation;

                        (iv)        The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, Employer or its parent or affiliated companies; or, in the event Employee becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of Employer’s or its parent’s or affiliated companies’ affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or

                        (v)        Employee’s excessive use of any addictive drug or use of any controlled substance, as defined at 21 U.S.C. § 802 and listed on Schedules I through V of 21 U.S.C. §  812, as revised from time to time, and as defined by other federal laws or regulations, Employee’s use of legal drugs that have not been obtained legally or are not being taken as prescribed by a licensed physician, or Employee’s use of alcohol in a manner that adversely affects the performance of Employee’s job duties under this Agreement, prevents Employee from performing Employee’s job duties safely or creates a risk to the safety of others at the workplace; or,

                        (vi)        The exclusion of Employee by the carrier or underwriter from coverage under Employer’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers, or employees, or the occurrence of any event that Employer believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

          (e)        Disability. Subject to Employer’s obligations and Employee’s rights under (i) Title I of the Americans with Disabilities Act, the Family and Medical Leave Act, and any other applicable federal or state laws, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of Employer, Employee’s employment under this Agreement automatically shall be terminated in the event Employee becomes disabled during the Term of Employment and it is reasonably determined by Employer that Employee is unable to perform the essential functions of Employee’s job under this Agreement for ninety (90) days or more during any 12-month period. Employee agrees to submit to such medical examinations as may be reasonably requested by Employer in accordance with applicable law with regard to the issue of disability of Employee, permanent disability hereunder and the effective date thereof to be determined by Employer. Upon any such termination, Employee shall be entitled to receive any Base Salary Employee shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of Employer which is applicable to Employee. Otherwise, Employee shall have no further rights, and Employer shall have no further obligations, under this Agreement.

          (f)        Effect of Termination. Except as otherwise provided below, upon the earlier of the Expiration Date, or the effective date of any actual termination of Employee’s employment with Employer under this Agreement for any reason, the provisions of this Agreement, with the exception of Employer’s obligations, if any, for continued payments of Base Salary and the Cash Bonus under Paragraphs 7(c) and 7(d) above, likewise shall terminate and be of no further force or effect. Employer’s obligations, if any, under Paragraphs 7(c) and 7(d) above, shall survive and remain in effect in accordance with their terms following the Expiration Date or any actual termination of Employee’s employment. However, in the event of a termination of this Agreement on the Termination Date as provided in Paragraph 7(a) above, then, notwithstanding anything contained herein to the contrary, neither Employee nor Employer shall have any further rights or obligations hereunder.

    8.        Designation of Beneficiary(ies). In order to designate one or more beneficiaries for the purposes described in Paragraph 7(c) above, Employee shall file a written designation with Employer in the form specified by Employer. Each such designation shall specify, by name(s), the person(s) to whom any amounts payable under this Agreement shall be paid following Employee’s death. From time to time, Employee may change or revoke a beneficiary designation without the consent of the beneficiary(ies) by filing a new beneficiary designation form with Employer, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with Employer. A beneficiary designation form not properly filed with Employer prior to Employee’s death shall be of no force or effect under this Agreement.

               Subject to reasonable restrictions imposed by Employer and to Employer’s right to refuse to accept such a designation for reasons satisfactory to it, Employee may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Employee’s designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.

               If, at the time of Employee’s death, (i) no beneficiary designation is on file with Employer, (ii) no beneficiary designated by Employee has survived Employee, or (iii) there are other circumstances not covered by the beneficiary designation form on file with Employer, then Employee’s estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Employee under this Agreement.

               In making all determinations regarding Employee’s beneficiary, the latest designation form filed by Employee with Employer shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored. For example, if Employee’s spouse is designated as beneficiary in the latest designation filed by Employee but, thereafter, is divorced from Employee, such designation shall remain valid until and unless Employee files a later beneficiary designation form with Employer naming a different beneficiary.

               Any check for a payment under this Agreement that is issued on or before the date of Employee’s death shall remain payable to Employee and shall be handled accordingly, whether or not the check actually is received by Employee prior to death. Any check issued after the date of Employee’s death shall be the property of Employee’s beneficiary(ies) determined in accordance with this Paragraph 8.

    9.        Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the opinion of counsel to Employer such payment or action: (a) would be prohibited by or would violate any provision of state or federal law applicable to Employer, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (c) otherwise would be prohibited by any Regulatory Authority.

    10.        Termination of Previous Employment Arrangements. Employee and Employer specifically agree that this Agreement supersedes any and all prior agreements, arrangements or understandings between Employee and Employer pertaining to employment, compensation, severance benefits, or other such arrangements, either oral or written. As additional consideration for Employer’s agreements and obligations under this Agreement, Employee hereby waives any and all rights, and releases Employer from any and all obligations or liabilities, arising under any such prior agreements, arrangements or understandings, or otherwise arising out of the employment relationship between Employee and Employer, and agrees that all such rights and liabilities hereby are terminated and shall be of no further force or effect.

    11.        Successors and Assigns.

                (a)        This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer (including FCB upon consummation of the Merger) which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Employer.

                (b)        Employer is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating Employee’s rights or duties hereunder without first obtaining the written consent of Employer.

    12.        Modification; Waiver; Amendments. Any term or condition of this Agreement may be waived, either in whole or in part, at any time by the party which is entitled to the benefits thereof; provided, however, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms. This Agreement may be amended, modified or supplemented only by an agreement in writing executed in the same manner as this Agreement.

    13.        Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of South Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement, except to the extent that federal law shall be deemed to apply. Any suit or action relating to this Agreement shall be instituted and prosecuted exclusively in the

Courts of Richland County, South Carolina, and each party hereto hereby does waive any right or defense relating to such jurisdiction and venue.

    14.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    15.        No Set-Off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against Employer or its parent or other affiliated companies, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights hereunder.

    16.        Delivery of Property upon Request or Termination. Upon request by Employer, and in any event at the end of the Term of Employment, Employee will promptly deliver to Employer all property belonging to Employer or its parent or other affiliated companies, including without limitation all confidential or proprietary information, then in Employee’s possession or control.

    17.        Headings. The section and paragraph headings and captions in this Agreement have been inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

    18.        Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid; and, if directed to Employer, delivered or addressed to its Chief Financial Officer at its principal executive offices, and if to Employee, delivered or addressed to Employee at Employee’s address in Employer’s records or at such other address as Employee shall specify from time to time in a notice given to Employer as provided above.

    19.        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

    20.        Entire Agreement. This Agreement (including all schedules, exhibits, and other documents attached hereto, and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements, promises, warranties, covenants or undertakings among, any of the parties hereto that are not expressly set forth in this Agreement.

        IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Employee has set hereunto Employee’s hand and adopted as Employee’s seal the typewritten word “SEAL” appearing beside Employee’s name, all as of the day and year first above written.

PEOPLE'S COMMUNITY BANK
OF SOUTH CAROLINA

By: /s/ Tommy B. Wessinger
Attested:
Its: Chairman and Chief Executive Officer
/s/ Thomas H. Lyles Secretary

EMPLOYEE

/s/ Milon C. Smith (SEAL)
Milon C. Smith